Exhibit 99.2

WorldGate Raises $1.1 Million in Private Placement

Trevose, Pa., December 1, 2003 - WorldGate Communications, Inc. (NASDAQ: WGAT) today announced that the Company has entered into definitive agreements with certain institutional investors in connection with a private placement of the Company's common stock raising proceeds to the company of approximately $1.1 million.

WorldGate has agreed to sell 1,375,000 shares of newly issued common stock at $0.80 per share. The investors also received a right, for a limited period of time, to purchase additional shares equal to 20% of the common stock initially purchased by the investors at $0.80 a share. The investors will also receive five year warrants to purchase 412,500 shares of common stock at $1.00 per share.

The proceeds of the financing are expected to allow the Company to develop the Company's Ojo video phone product, produce trial units and conduct trials with cable and DSL operators.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company has agreed to file a registration statement on Form SB-2 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock acquired by the investors for resale.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Vice President

Chief Financial Officer

215-354-5312

jboyarski@wgate.com